EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Turbodyne Technologies Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Turbodyne Technologies Inc. of our report dated April 3, 1998, with respect to the consolidated balance sheets of Turbodyne Technologies Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in Form 20-F of Turbodyne Technologies Inc. dated April 3, 1998.



/s/ KPMG PEAT MARWICK LLP




Los Angeles, California
September 23, 1998